NEWS

Charter Announces Second Quarter 2018 Results

Stamford, Connecticut - July 31, 2018 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2018.

Key highlights:

•	As of June 30, 2018, Charter had 27.6 million total customer relationships and 52.9 million total PSUs.

•
Second quarter total residential and SMB customer relationships increased 196,000, compared to 213,000 during the second quarter of 2017. Over the twelve months ended June 30, 2018, total residential and SMB customer relationships grew by 3.3%.

•	In the second quarter, total residential and SMB video, Internet and voice customers increased by 202,000, as compared to 246,000 during the second quarter of 2017.

•
Second quarter revenues of $10.9 billion grew 4.8%, as compared to the prior year period, driven by residential revenue growth of 4.6%, commercial revenue growth of 4.4%, and advertising revenue growth of 12.0%.

•	Second quarter Adjusted EBITDA[1] of $4.1 billion grew 5.3% year-over-year, and 6.2% when excluding second quarter mobile costs.

•	Net income attributable to Charter shareholders totaled $273 million in the second quarter, compared to $139 million during the same period last year.

•
Second quarter capital expenditures totaled $2.4 billion compared to $2.1 billion during the second quarter of 2017, primarily driven by in-year timing differences and Charter's all-digital and Internet speed increase initiatives. Second quarter capital expenditures included $88 million of all-digital costs and $53 million of mobile launch costs.

•
During the second quarter, Charter purchased approximately 6.4 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $1.9 billion.

"Over the last two years, we have invested significantly to quickly integrate and unify the operating strategies of three large cable operators. While that process is disruptive, it has allowed us to position our residential and commercial businesses for long term growth and success, which is beginning to show in our operating results," said Tom Rutledge, Chairman and CEO of Charter Communications. "By the end of this year our integration will be nearly complete, and we will be operating as one company, with a unified product, marketing, and service infrastructure, which will allow us to accelerate growth and innovate faster."

1.
Adjusted EBITDA, free cash flow and GAAP are defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2018 (b)	June 30, 2017 (a)(b)	Y/Y Change
Footprint (c)
Estimated Video Passings	50,364	49,500	1.7%
Estimated Internet Passings	50,149	49,228	1.9%
Estimated Voice Passings	49,532	48,472	2.2%

Penetration Statistics (d)
Video Penetration of Estimated Video Passings	33.1%	34.2%	(1.1	) ppts
Internet Penetration of Estimated Internet Passings	49.1%	47.5%	1.6	ppts
Voice Penetration of Estimated Voice Passings	22.9%	23.2%	(0.3	) ppts

Customer Relationships (e)
Residential	25,871	25,157	2.8%
Small and Medium Business	1,750	1,580	10.8%
Total Customer Relationships	27,621	26,737	3.3%

Residential
Primary Service Units ("PSUs")
Video	16,206	16,502	(1.8)%
Internet	23,070	22,005	4.8%
Voice	10,325	10,375	(0.5)%
	49,601	48,882	1.5%

Quarterly Net Additions/(Losses)
Video	(73)	(91)	19.8%
Internet	218	230	(5.2)%
Voice	(45)	14	(421.4)%
	100	153	(34.6)%

Single Play (f)	10,694	10,062	6.3%
Double Play (f)	6,633	6,467	2.6%
Triple Play (f)	8,544	8,628	(1.0)%

Single Play Penetration (g)	41.3%	40.0%	1.3	ppts
Double Play Penetration (g)	25.6%	25.7%	(0.1	) ppts
Triple Play Penetration (g)	33.0%	34.3%	(1.3	) ppts

% Residential Non-Video Customer Relationships	37.4%	34.4%	3.0	ppts

Monthly Residential Revenue per Residential Customer (h)	$111.88	$109.99	1.7%

Small and Medium Business
PSUs
Video	476	423	12.5%
Internet	1,552	1,390	11.7%
Voice	994	863	15.2%
	3,022	2,676	12.9%

Quarterly Net Additions/(Losses)
Video	16	15	6.7%
Internet	49	39	25.6%
Voice	37	39	(5.1)%
	102	93	9.7%

Monthly Small and Medium Business Revenue per Customer (i)	$176.96	$190.37	(7.0)%

Enterprise PSUs (j)
Enterprise PSUs	235	202	16.3%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the second quarter of 2018, Charter's residential customer relationships grew by 141,000, while second quarter 2017 customer relationships grew by 166,000. Residential PSUs increased by 100,000 in the second quarter of 2018, compared to second quarter 2017 residential PSU additions of 153,000. The year-over-year decrease in PSU additions was primarily driven by a decline in voice net additions in the second quarter of 2018. As of June 30, 2018, Charter had 25.9 million residential customer relationships and 49.6 million residential PSUs.

Charter added 218,000 residential Internet customers in the second quarter of 2018, versus second quarter 2017 Internet customers additions of 230,000. As of June 30, 2018, Charter had 23.1 million residential Internet customers, with over 80% of those residential Internet customers subscribing to tiers that provided 60 Mbps or more of speed, and over 60% subscribing to Internet tiers that provided 100 Mbps or more of speed. Currently, 100 Mbps is the slowest speed offered to new Internet customers in 99% of Charter's footprint.

During the second quarter, Charter further expanded the availability of its Spectrum Internet Gig service (940 Mbps) to a number of new markets. The service, which uses DOCSIS 3.1 technology, is now available in approximately 60% of Charter's footprint. Charter expects to offer its Spectrum Internet Gig service to nearly all of its footprint by the end of 2018. Additionally, Charter is doubling minimum Internet speeds to 200 Mbps in a number of markets at no additional cost to new and existing Spectrum Internet customers.

Residential video customers decreased by 73,000 in the second quarter of 2018, while second quarter 2017 video customers decreased by 91,000. During the year ended June 30, 2018, limited basic video subscriptions represented all of Charter's residential video customer losses, while the combination of traditional expanded basic video, and Charter's Stream and Choice packages contributed to video customer growth. As of June 30, 2018, Charter had 16.2 million residential video customers.

As of the end of the second quarter, 91% of Charter's footprint was all-digital. During the quarter, Charter continued its all-digital efforts, and as of June 30, 2018 , approximately 6% of Legacy TWC's footprint and 50% of Legacy Bright House's footprint were not yet all-digital. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-top boxes, which offer better video picture quality, an interactive programming guide and video on demand on all TV outlets in the home.

During the second quarter of 2018, residential voice customers declined by 45,000, while second quarter 2017 voice customers grew by 14,000. As of June 30, 2018, Charter had 10.3 million residential voice customers.

On June 30, Charter launched its Spectrum MobileTM service. Spectrum Mobile runs on America’s largest, most reliable 4G-LTE network and is combined with a nationwide network of Spectrum WiFi hotspots. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" for $45 a month (per line), or “By the Gig” at $14/GB. Both plans include free nationwide talk and text and customers can easily switch data plans during the month. In the coming months, Spectrum Mobile will broaden its array of device offerings, and will also allow customers to transfer existing handsets to Spectrum Mobile.

Second quarter residential revenue per customer relationship totaled $111.88, and grew by 1.7% compared to the prior year period, as promotional rate step-ups and modest rate adjustments, were partly offset by continued single play Internet sell-in.

SMB customer relationships grew by 55,000, during the second quarter of 2018, compared to growth of 47,000 during the second quarter of 2017. SMB PSUs increased 102,000, compared to 93,000 during the second quarter of 2017. As of June 30, 2018, Charter had 1.8 million SMB customer relationships and 3.0 million SMB PSUs. Enterprise PSUs grew by 7,000 during the second quarter of 2018, compared to growth of 6,000 during the second quarter of 2017. As of June 30, 2018, Charter had 235,000 enterprise PSUs.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,
	2018	2017	% Change
REVENUES:
Video	$4,363	$4,119	5.9%
Internet	3,770	3,512	7.3%
Voice	531	650	(18.3)%
Residential revenue	8,664	8,281	4.6%
Small and medium business	915	890	2.9%
Enterprise	627	588	6.7%
Commercial revenue	1,542	1,478	4.4%
Advertising sales	427	381	12.0%
Other	221	217	1.5%
Total Revenue	10,854	10,357	4.8%

COSTS AND EXPENSES:
Total operating costs and expenses	6,803	6,510	4.5%
Adjusted EBITDA	$4,051	$3,847	5.3%

Adjusted EBITDA margin	37.3%	37.1%

Capital Expenditures	$2,391	$2,148
% Total Revenues	22.0%	20.7%

Net income attributable to Charter shareholders	$273	$139
Earnings per common share attributable to Charter shareholders:
Basic	$1.17	$0.53
Diluted	$1.15	$0.52

Net cash flows from operating activities	$3,096	$2,945
Free cash flow	$804	$1,144

Revenue

Second quarter revenues rose 4.8% year-over-year to $10.9 billion, driven by growth in Internet, video, commercial and advertising revenues. Excluding advertising, second quarter revenues increased 4.5% year-over-year.

Video revenues totaled $4.4 billion in the second quarter, an increase of 5.9% compared to prior year period. Video revenue growth was driven by annual rate adjustments, promotional rolloff, a higher number of expanded basic video customers year-over-year and higher bundled revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, partly offset by a decrease in limited basic video customers.

Internet revenues grew 7.3%, compared to the year-ago quarter, to $3.8 billion, driven by growth in Internet customers during the last year, promotional rolloff and bundled revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House.

Voice revenues totaled $531 million in the second quarter, a decrease of 18.3% compared to the second quarter of 2017, driven by value-based pricing, lower bundled revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, and a decline in voice customers over the last twelve months.

Commercial revenues rose to $1.5 billion, an increase of 4.4% over the prior year period, driven by enterprise revenue growth of 6.7% and SMB revenue growth of 2.9%. Second quarter 2018 commercial revenue growth was lower than second quarter 2018 commercial customer relationship growth, given the migration of Legacy TWC and Legacy Bright House commercial customers to more attractively priced Spectrum pricing and packaging for both SMB and enterprise services.

Second quarter advertising sales revenues of $427 million increased 12.0% compared to the year-ago quarter, driven by higher political revenue.

Operating Costs and Expenses

Second quarter total operating costs and expenses increased by $293 million, or 4.5% year-over-year, and 4.0% when excluding second quarter mobile launch costs.

Second quarter programming expense increased by $154 million, or 5.8% as compared to the second quarter of 2017, reflecting contractual programming increases, renewals and a higher number of expanded basic video customers year-over-year.

Regulatory, connectivity and produced content expenses increased by $28 million, or 5.1% year-over-year, driven in part by the Company's adoption of FASB's ASU 2014-09 as of January 1, 2018, which results in the reclassification of expenses related to the amortization of up-front fees paid to market and serve customers who reside in multiple dwelling units, and which were recorded in depreciation and amortization in the prior-year period, to regulatory, connectivity and produced content expenses.

Costs to service customers increased by $22 million or 1.2% year-over-year compared to year-over-year residential and SMB customer growth of 3.3%. The year-over-year increase in costs to service customers was primarily the result of an increase in bad debt expense on a larger customer base.

Marketing expenses increased by $9 million, or 1.2% year-over-year due to higher sales and the implementation of Charter's selling tactics in the acquired footprints, partly offset by lower transition-related expenses.

Other expenses increased by $47 million, or 5.8% as compared to the second quarter of 2017 driven by higher information technology, advertising sales, insurance and enterprise costs.

In the second quarter of 2018, mobile launch costs totaled $33 million.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $4.1 billion grew by 5.3% year-over-year, reflecting revenue growth and operating expense growth of 4.8% and 4.5%, respectively. Excluding mobile costs of $33 million in the second quarter of 2018, Adjusted EBITDA grew by 6.2% year-over-year.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $273 million in the second quarter of 2018, compared to $139 million in the second quarter of 2017. The year-over-year increase in net income was primarily driven by higher Adjusted EBITDA and lower severance-related and transactions expenses, partly offset by higher year-over-year interest expense.

Net income per basic common share attributable to Charter shareholders totaled $1.17 in the second quarter of 2018 compared to $0.53 during the same period last year. The increase was primarily the result of the factors described above and a 11.1% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.4 billion in the second quarter of 2018, compared to $2.1 billion during the second quarter of 2017, primarily driven by an increase in scalable infrastructure, support capital spending, and line extensions, partly offset by lower CPE spending. The increase in scalable infrastructure was related to more consistent timing of in-year spend, and planned product improvements for video and Internet, including spending related to DOCSIS 3.1 launches. Support capital increased due to higher vehicle purchases, software development and facilities spending, and includes $46 million of capital spending related to the launch of Spectrum Mobile. The decrease in CPE spending was related to prior year timing of set-top box purchases related to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, partly offset by CPE related to Charter's all-digital initiative in 2018. Second quarter capital expenditures included $88 million of all-digital costs and $53 million of mobile launch costs.

Cash Flow and Free Cash Flow

During the second quarter of 2018, net cash flows from operating activities totaled $3.1 billion, compared to $2.9 billion in the second quarter of 2017. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA and lower severance-related expenses.

Free cash flow for the second quarter of 2018 totaled $804 million, compared to $1.1 billion during the same period last year. The decrease was driven by higher capital expenditures in the second quarter of 2018 versus the second quarter of 2017, partly offset by higher net cash flows from operating activities. During the second quarter, the reduction in free cash flow from mobile totaled $116 million.

Liquidity & Financing

As of June 30, 2018, total principal amount of debt was $71.1 billion and Charter's credit facilities provided approximately $3.9 billion of additional liquidity in excess of Charter's $773 million cash position.

In April, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp issued $800 million of 5.375% senior secured notes due 2038, and $1.7 billion of 5.750% senior secured notes due 2048. The net proceeds were used to repay existing indebtedness, including to fund the July redemption of all of the outstanding $2.0 billion in aggregate principal amount of TWC’s 6.75% notes due July 2018, to pay related fees and expenses and for general corporate purposes, including funding buybacks of Charter Class A common stock and common units of Charter Holdings.

In July, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. issued $1.1 billion of 4.500% senior secured notes due 2024, and $400 million of senior secured floating rate notes due 2024 at three-month LIBOR, reset quarterly, plus 165 basis points. The net proceeds will be used for general corporate purposes, including to fund potential buybacks of Charter Class A common stock or common units of Charter Holdings.

Share Repurchases

During the three months ended June 30, 2018, Charter purchased approximately 6.4 million shares of Charter Class A common stock and Charter Holdings common units for approximately $1.9 billion.

Conference Call

Charter will host a conference call on Tuesday, July 31, 2018 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 6488496.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 11, 2018. The conference ID code for the replay is 6488496.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other (income) expense, net and other operating (income) expenses, such as merger and restructuring costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $265 million and $256 million for the three months ended June 30, 2018 and 2017, respectively, and were $538 million and $529 million for the six months ended June 30, 2018 and 2017, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, and Spectrum Voice®. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America's largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	our ability to efficiently and effectively integrate acquired operations;

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including mobile products, our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•
the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Inc. and Bright House Networks, LLC transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
REVENUES:
Video	$4,363	$4,119	5.9%	$8,655	$8,193	5.6%
Internet	3,770	3,512	7.3%	7,477	6,909	8.2%
Voice	531	650	(18.3)%	1,087	1,344	(19.1)%
Residential revenue	8,664	8,281	4.6%	17,219	16,446	4.7%
Small and medium business	915	890	2.9%	1,815	1,756	3.4%
Enterprise	627	588	6.7%	1,249	1,167	7.0%
Commercial revenue	1,542	1,478	4.4%	3,064	2,923	4.9%
Advertising sales	427	381	12.0%	783	718	9.0%
Other	221	217	1.5%	445	434	2.3%
Total Revenue	10,854	10,357	4.8%	21,511	20,521	4.8%
COSTS AND EXPENSES:
Programming	2,803	2,649	5.8%	5,555	5,253	5.7%
Regulatory, connectivity and produced content	560	532	5.1%	1,093	1,030	6.0%
Costs to service customers	1,784	1,762	1.2%	3,638	3,562	2.1%
Marketing	769	760	1.2%	1,520	1,525	(0.3)%
Mobile	33	—	NM	41	—	NM
Other expense	854	807	5.8%	1,720	1,650	4.2%
Total operating costs and expenses (exclusive of items shown separately below)	6,803	6,510	4.5%	13,567	13,020	4.2%
Adjusted EBITDA	4,051	3,847	5.3%	7,944	7,501	5.9%
Adjusted EBITDA margin	37.3%	37.1%		36.9%	36.5%
Depreciation and amortization	2,592	2,595		5,302	5,145
Stock compensation expense	70	65		142	134
Other operating expenses, net	29	135		98	229
Income from operations	1,360	1,052		2,402	1,993
OTHER EXPENSES:
Interest expense, net	(878)	(749)		(1,729)	(1,462)
Loss on extinguishment of debt	—	(1)		—	(35)
Loss on financial instruments, net	(75)	(70)		(12)	(32)
Other income (expense), net	(27)	11		(30)	15
	(980)	(809)		(1,771)	(1,514)
Income before income taxes	380	243		631	479
Income tax expense	(41)	(48)		(69)	(73)
Consolidated net income	339	195		562	406
Less: Net income attributable to noncontrolling interests	(66)	(56)		(121)	(112)
Net income attributable to Charter shareholders	$273	$139		$441	$294
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$1.17	$0.53		$1.87	$1.11
Diluted	$1.15	$0.52		$1.84	$1.09
Weighted average common shares outstanding, basic	234,241,769	263,460,911		235,992,306	266,217,549
Weighted average common shares outstanding, diluted	237,073,566	267,309,261		239,246,727	270,249,433

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Revenue line items and certain associated expenses have been recast to reflect the customer changes described in note (a) on page 5 of this addendum and to classify certain expenses more closely with organizational responsibility. There were no changes to total revenue, Adjusted EBITDA, capital expenditures, free cash flow or net income.

Addendum to Charter Communications, Inc. Second Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$773	$621
Accounts receivable, net	1,619	1,635
Prepaid expenses and other current assets	358	299
Total current assets	2,750	2,555

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,411	33,888
Customer relationships, net	10,710	11,951
Franchises	67,319	67,319
Goodwill	29,554	29,554
Total investment in cable properties, net	141,994	142,712

OTHER NONCURRENT ASSETS	1,507	1,356

Total assets	$146,251	$146,623

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,637	$9,045
Current portion of long-term debt	5,387	2,045
Total current liabilities	14,024	11,090

LONG-TERM DEBT	66,730	68,186
DEFERRED INCOME TAXES	17,376	17,314
OTHER LONG-TERM LIABILITIES	2,479	2,502

SHAREHOLDERS' EQUITY:
Controlling interest	37,443	39,084
Noncontrolling interests	8,199	8,447
Total shareholders' equity	45,642	47,531

Total liabilities and shareholders' equity	$146,251	$146,623

Addendum to Charter Communications, Inc. Second Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$339	$195	$562	$406
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,592	2,595	5,302	5,145
Stock compensation expense	70	65	142	134
Accelerated vesting of equity awards	—	20	5	37
Noncash interest income, net	(88)	(88)	(177)	(196)
Loss on extinguishment of debt	—	1	—	35
Loss on financial instruments, net	75	70	12	32
Deferred income taxes	29	26	57	42
Other, net	18	(11)	36	(18)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(210)	(175)	16	61
Prepaid expenses and other assets	40	60	(91)	(23)
Accounts payable, accrued liabilities and other	231	187	(69)	133
Net cash flows from operating activities	3,096	2,945	5,795	5,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,391)	(2,148)	(4,574)	(3,703)
Change in accrued expenses related to capital expenditures	99	347	(466)	197
Other, net	(77)	(42)	(67)	(49)
Net cash flows from investing activities	(2,369)	(1,843)	(5,107)	(3,555)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,699	2,506	5,628	7,146
Repayments of long-term debt	(1,315)	(2,054)	(3,500)	(5,529)
Payments for debt issuance costs	(17)	(21)	(17)	(42)
Purchase of treasury stock	(1,664)	(3,328)	(2,281)	(4,223)
Proceeds from exercise of stock options	7	14	43	86
Purchase of noncontrolling interest	(201)	(402)	(328)	(429)
Distributions to noncontrolling interest	(37)	(37)	(76)	(75)
Other, net	(2)	(6)	(5)	(8)
Net cash flows from financing activities	(530)	(3,328)	(536)	(3,074)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	197	(2,226)	152	(841)
CASH AND CASH EQUIVALENTS, beginning of period	576	2,920	621	1,535
CASH AND CASH EQUIVALENTS, end of period	$773	$694	$773	$694

CASH PAID FOR INTEREST	$882	$761	$1,889	$1,653
CASH PAID FOR TAXES	$21	$32	$22	$33

Addendum to Charter Communications, Inc. Second Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	June 30, 2018 (b)	March 31, 2018 (a)(b)	December 31, 2017 (a)(b)	June 30, 2017 (a)(b)
Footprint (c)
Estimated Video Passings	50,364	50,165	49,973	49,500
Estimated Internet Passings	50,149	49,947	49,727	49,228
Estimated Voice Passings	49,532	49,265	48,995	48,472

Penetration Statistics (d)
Video Penetration of Estimated Video Passings	33.1%	33.4%	33.7%	34.2%
Internet Penetration of Estimated Internet Passings	49.1%	48.8%	48.2%	47.5%
Voice Penetration of Estimated Voice Passings	22.9%	23.0%	23.2%	23.2%

Customer Relationships (e)
Residential	25,871	25,730	25,499	25,157
Small and Medium Business	1,750	1,695	1,662	1,580
Total Customer Relationships	27,621	27,425	27,161	26,737

Residential
Primary Service Units ("PSUs")
Video	16,206	16,279	16,400	16,502
Internet	23,070	22,852	22,518	22,005
Voice	10,325	10,370	10,424	10,375
	49,601	49,501	49,342	48,882

Quarterly Net Additions/(Losses)
Video	(73)	(121)	2	(91)
Internet	218	334	263	230
Voice	(45)	(54)	23	14
	100	159	288	153

Single Play (f)	10,694	10,577	10,341	10,062
Double Play (f)	6,633	6,537	6,473	6,467
Triple Play (f)	8,544	8,616	8,685	8,628

Single Play Penetration (g)	41.3%	41.1%	40.6%	40.0%
Double Play Penetration (g)	25.6%	25.4%	25.4%	25.7%
Triple Play Penetration (g)	33.0%	33.5%	34.1%	34.3%

% Residential Non-Video Customer Relationships	37.4%	36.7%	35.7%	34.4%

Monthly Residential Revenue per Residential Customer (h)	$111.88	$111.41	$110.74	$109.99

Small and Medium Business
PSUs
Video	476	460	450	423
Internet	1,552	1,503	1,470	1,390
Voice	994	957	930	863
	3,022	2,920	2,850	2,676

Quarterly Net Additions/(Losses)
Video	16	10	12	15
Internet	49	33	41	39
Voice	37	27	32	39
	102	70	85	93

Monthly Small and Medium Business Revenue per Customer (i)	$176.96	$178.84	$181.57	$190.37

Enterprise PSUs (j)
Enterprise PSUs	235	228	220	202

Addendum to Charter Communications, Inc. Second Quarter 2018 Earnings Release

(a)
Since the closing of the TWC and Bright House transactions in May 2016, Charter has reported its customer data and results using legacy company reporting methodologies. During the second quarter of 2018, Charter implemented certain reporting changes on a retrospective basis which allowed for the recasting of historical customer data and results using consistent definitions and reporting methodologies across all three legacy companies.

The changes to previously reported customer data and results occurred primarily within legacy TWC and legacy Bright House and include:

(i) the reclassification of certain customer types, particularly universities, from residential where they were previously reported based on the number of billed units in a bulk contract to small and medium business accounts where they are reported based on the number of physical sites;

(ii) the recasting of small and medium business and enterprise PSUs which were previously reported based on billing relationships to now being reported based on the number of physical sites; and
(iii) the reclassification of fiber video service from small and medium business to enterprise.

TWC Hawaii customer statistics are expected to move to Charter's standard methodology in early 2019 and variances, if any, will be disclosed at that time.

(b)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2018, March 31, 2018, December 31, 2017 and June 30, 2017, actual customers include approximately 227,500, 190,700, 248,900 and 214,100 customers, respectively, whose accounts were over 60 days past due, approximately 19,300, 17,200, 20,600 and 15,800 customers, respectively, whose accounts were over 90 days past due and approximately 13,200, 13,400, 13,200 and 9,000 customers, respectively, whose accounts were over 120 days past due.

(c)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(d)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(e)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(f)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(g)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(h)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(i)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(j)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Second Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Consolidated net income	$339	$195	$562	$406
Plus: Interest expense, net	878	749	1,729	1,462
Income tax expense	41	48	69	73
Depreciation and amortization	2,592	2,595	5,302	5,145
Stock compensation expense	70	65	142	134
Loss on extinguishment of debt	—	1	—	35
Loss on financial instruments, net	75	70	12	32
Other, net	56	124	128	214
Adjusted EBITDA (a)	$4,051	$3,847	$7,944	$7,501

Net cash flows from operating activities	$3,096	$2,945	$5,795	$5,788
Less: Purchases of property, plant and equipment	(2,391)	(2,148)	(4,574)	(3,703)
Change in accrued expenses related to capital expenditures	99	347	(466)	197
Free cash flow	$804	$1,144	$755	$2,282

(a)	See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Customer premise equipment (a)	$828	$1,017	$1,762	$1,724
Scalable infrastructure (b)	587	382	1,073	650
Line extensions (c)	353	297	644	545
Upgrade/rebuild (d)	190	145	332	252
Support capital (e)	433	307	763	532
Total capital expenditures	$2,391	$2,148	$4,574	$3,703

Capital expenditures included in total related to:
Commercial services	$309	$335	$592	$603
All-digital transition	$88	$5	$274	$6
Mobile	$53	$—	$70	$—

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Second Quarter 2018 Earnings Release